Pacific Life & Annuity Company
[700 Newport Center Drive
Newport Beach, CA 92660
(800) 748-6907]
DCA PLUS FIXED OPTION RIDER
Pacific Life & Annuity Company, a stock company, has issued this Rider as a part of the annuity Contract to which it is attached.
Pursuant to Section 3 of the federal Defense of Marriage Act (“DOMA”), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder’s spouse.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
This Rider adds an additional Investment Option to the Contract called the “DCA Plus Fixed Option”. There is no charge for this additional Investment Option.
Definition of Terms — Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:
Contract Value — As of the end of any Business Day, the Contract Value is equal to:
•	the Contract Value as defined in the Contract; plus

•	the DCA Plus Fixed Option Value; plus

•	the value of any other Investment Option added to the Contract by rider or endorsement.
DCA Plus Fixed Option — An Investment Option to which Purchase Payments (or portions thereof) may be allocated in accordance with the terms of this Rider. Amounts allocated to the DCA Plus Fixed Option are held in our General Account and receive interest at rates declared periodically (the “Guaranteed Interest Rate”), but not less than the Minimum Guaranteed Interest Rate shown on the Contract Specifications page.
DCA Plus Fixed Option Value — The portion of the Contract Value allocated to the DCA Plus Fixed Option as further defined in this Rider.
Guaranteed Interest Rate — The effective annual rate of interest in effect at the time a Purchase Payment (or portion thereof) is allocated to the DCA Plus Fixed Option during the Guarantee Term. This rate will not be less than the Minimum Guaranteed Interest Rate shown on the Contract Specifications page.
Guarantee Term — The period during which the amounts you allocate to the DCA Plus Fixed Option earn a specified Guaranteed Interest Rate.
Investment Option — Each Investment Option as defined in the Contract, the DCA Plus Fixed Option or any other Investment Option added to the Contract by rider or endorsement.
DCA Plus Program — Under the DCA Plus program, you authorize the automatic transfer of amounts at monthly intervals from the DCA Plus Fixed Option to one or more Variable Investment Options over a period of up to two (2) years. We reserve the right to change the terms and conditions of the DCA Plus program at any time.

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Prior to the Annuity Date, you may allocate all or part of a Purchase Payment to the DCA Plus Fixed Option. The minimum Initial Purchase Payment allocation to the DCA Plus Fixed Option may not be less than $5,000. Each subsequent Purchase Payment allocation to the DCA Plus Fixed Option may not be less than $250.
The initial Purchase Payment (or any portion thereof) allocated to the DCA Plus Fixed Option will begin a Guarantee Term of a duration (of up to two years) selected by you from among those currently being offered by us. Only one Guarantee Term under the DCA Plus Fixed Option may be in effect at any time.
Amounts allocated to the DCA Plus Fixed Option are held in our General Account and receive interest at rates declared periodically by us. Subject to applicable law, we have sole discretion over the investment of our General Account assets.
Crediting of Interest — We will credit interest at the applicable Guaranteed Interest Rate during the Guarantee Term on amounts allocated to the DCA Plus Fixed Option, while the Annuitant is living and the Contract is in force.
The initial Purchase Payment allocation to the DCA Plus Fixed Option will be credited with interest at the Guaranteed Interest Rate in effect at the start of the Guarantee Term and will remain in effect for that Purchase Payment until the Guarantee Term ends.
Subsequent Purchase Payments (or portions thereof) allocated to the DCA Plus Fixed Option will be credited with interest at the Guaranteed Interest Rate then in effect on the Business Day that the allocation is effective and will remain in effect for that Purchase Payment until the Guarantee Term ends.
We will stop crediting interest on that portion of the DCA Plus Fixed Option Value that is withdrawn, transferred (including transfers to the Loan Account), or applied to provide an Annuity Option, including any:
•	fees for withdrawals and/or transfers;

•	Withdrawal Charges;

•	Premium Based Charges;

•	Annual Fees;

•	charges for premium taxes and/or other taxes;

•	proportionate reductions for annual charges for expenses relating to optional benefit riders attached to the Contract; and

•	other applicable Contract fees and charges.
We do so as of the end of the Business Day any such transaction is effective.
DCA Plus Fixed Option Value: The DCA Plus Fixed Option Value on any Business Day is the DCA Plus Fixed Option Value on the prior Business Day, increased by any additions to the DCA Plus Fixed Option on that day as a result of any:
•	interest; plus

•	Purchase Payments received by us and allocated to the DCA Plus Fixed Option; plus

•	any additional amounts allocated to the DCA Plus Fixed Option, including any applicable Credit Enhancements and Persistency Credits;
and decreased by any deductions from the DCA Plus Fixed Option on that day as a result of any:
•	transfers, including transfers to the Loan Account;

•	withdrawals, including any applicable Withdrawal Charges;

•	Premium Based Charges;

•	fees for withdrawals and/or transfers;

•	amounts applied to provide an Annuity Option;

•	Annual Fees;

•	recapture of any Credit Enhancements;

•	charges for premium taxes and/or other taxes;

•	proportionate reductions for annual charges for expenses relating to optional benefit riders attached to the Contract; and

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•	other applicable Contract fees and charges.
Transfer of DCA Plus Fixed Option Value — The first monthly transfer from the DCA Plus Fixed Option to the Variable Investment Options you have selected will start on the same Business Day of the month following the start of the Guarantee Term. Subsequent transfers will be made on the same day of each month thereafter, until the Guarantee Term ends.
The amount of each transfer will be equal to the DCA Plus Fixed Option Value on the day of transfer divided by the remaining number of transfers in the Guarantee Term. At the end of the Guarantee Term, transfers to the selected Variable Investment Options will end and the provisions of this Rider will cease to be operative, unless a new Guarantee Term is established. The DCA Plus Fixed Option will remain as an available Investment Option to which Purchase Payments (or portions thereof) may be allocated.
No Transfers to the DCA Plus Fixed Option — No transfers may be made from any other Investment Option to the DCA Plus Fixed Option.
Establishment of New Guarantee Term — Prior to the Annuity Date, you may request a new Guarantee Term only after the existing Guarantee Term has ended. Any new Guarantee Term will be of a duration (of up to two years) selected by you from among those currently being offered by us at such time and will be subject to the provisions of this rider.
Delay of Payments — We may delay payment of any withdrawal or Full Withdrawal Value for a period of not more than six months after the requested effective date of the transaction, as permitted under applicable law. Any amount delayed will continue to earn interest until the end of the Guarantee Term at the Guaranteed Rate then in effect and thereafter at an annual rate of not less than the Minimum Guaranteed Interest Rate shown on the Contract Specifications page.
If you make any Purchase Payment by check, other than a cashier’s check, we may delay making payments to you until your check has cleared.
Continuation of Rider if Surviving Spouse Continues Contract — If the Owner dies while transfers are being made from the DCA Plus Fixed Option and if the surviving spouse of the deceased Owner elects to continue the Contract in accordance with its terms, then such transfers will continue to be made from the DCA Plus Fixed Option to the selected Investment Options, until the Guarantee Term ends.
Termination of Rider — Except as otherwise provided under the Continuation of Rider if Surviving Spouse Continues Contract provision of this Rider, this Rider will terminate upon the earliest to occur of one of the following events:
(a)	the date death benefit proceeds become payable under the Contract;

(b)	the date the Contract is terminated; or

(c)	the Annuity Date.
Effective Date — This Rider is effective as of the Contract Date, unless a later date is shown below.
Effective Date: [Date]
All other terms and conditions of the Contract remain unchanged by this Rider.
PACIFIC LIFE & ANNUITY COMPANY

Chairman and Chief Executive Officer	Secretary

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